EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH ALL OUTSTANDING CLASS A COMMON SHARES OF

VASTA PLATFORM LIMITED

AT

U.S.$5.00 PER CLASS A COMMON SHARE

BY

COGNA EDUCAÇÃO S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON OCTOBER 15, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Cogna Educação S.A., a company organized under the laws of the Federative Republic of Brazil (“Purchaser” or “Cogna”), whose shares are listed on B3 S.A. – Brasil, Bolsa, Balcão (“B3”), is making an all cash tender offer pursuant to this offer to purchase (as may be amended or supplemented from time to time, the “Offer to Purchase”) to purchase any and all of the outstanding Class A Common Shares, par value U.S.$0.00005 per share (the “Class A Common Shares” and collectively the “Securities”) of Vasta Platform Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company” or “Vasta”), traded on the Nasdaq Global Select Market (“NASDAQ”), other than any Class A Common Shares held, directly or indirectly, by the Purchaser, at a price of U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends or other distributions which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the date of expiration of the Offer (the “Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in this Offer to Purchase and the related letter of transmittal for the Class A Common Shares (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.”

The Offer commenced on September 17, 2025 and will expire at 5:00 p.m. New York City time on October 15, 2025 (the offering period may be extended as set forth in this Offer to Purchase but not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, the “Expiration Time” and the “Expiration Date”). We refer to the period between 12:01 a.m. New York City time on September 17, 2025 and the Expiration Time (as such period may be extended as set forth in this Offer to Purchase but not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable) as the “initial offering period.”

The Offer is subject to certain conditions set forth in “The Offer―Section 11. Conditions to the Offer” of this Offer to Purchase (the “Offer Conditions”), which include a condition that tendering holders of Securities shall have validly tendered and not withdrawn prior to the Expiration Date of the Offer a number of Class A Common Shares, other than any Class A Common Shares beneficially owned by Purchaser, that constitute at least 90% (the “Minimum Tender Amount”) in value of the total outstanding Class A Common Shares of the Company (the “Minimum Tender Condition”). The Offer is not subject to any financing condition. Purchaser expressly reserves the right to waive any Offer Condition.

The purpose of the Offer is for Purchaser to acquire as many Securities as possible. In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide for a subsequent offering period in which it would offer to purchase, at the same price of the Offer, any Securities that remain outstanding following the Expiration Date of the Offer.

You may withdraw Securities at any time prior to the Expiration Date and, if we have not accepted your Securities for payment by November 17, 2025 (which is the 60th day after the date of the commencement of the

Offer), you may withdraw them at any time after that date until we accept Securities for payment. If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities. To withdraw Securities, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Securities. See “The Offer—Section 4. Withdrawal Rights” in the Offer to Purchase.

This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of the Securities, and this Offer to Purchase and other related materials will also be furnished to brokers, dealers, commercial banks, trust companies and other securities intermediaries whose names appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. We will also mail this Offer to Purchase, the related Letter of Transmittal and/or other related materials to any record or beneficial holder of Securities that requests a copy thereof.

The Company is a Cayman Islands exempted company and Cayman Islands law governs the duties and obligations of the Company’s board of directors (the “Vasta Board”). Under U.S. law, within ten business days after the commencement of the Offer, the Company is required to file with the United States Securities and Exchange Commission (the “SEC”) and distribute to its shareholders a statement indicating whether it recommends in favor of the Offer, recommends against the Offer, expresses no position and remains neutral in connection with the Offer or expresses that it is unable to take a position regarding the Offer. In each case, the Company’s board of directors is required to explain the reasons for its position. This Offer to Purchase and the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company within ten business days from the date of this Offer to Purchase with the SEC contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Purchaser has retained Itau BBA USA Securities, Inc. to act as the dealer manager (the “Dealer Manager”) in connection with the Offer. Equiniti Trust Company, LLC has been appointed as tender agent (the “Tender Agent”) and D.F. King & Co., Inc. has been appointed as information agent (the “Information Agent”) in connection with the Offer.

You may contact the Dealer Manager with questions regarding the terms of the Offer or the Information Agent with questions regarding the terms of the Offer and how to tender or to request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or other related materials, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other securities intermediary, or obtain copies of these materials for free on the website maintained by the SEC at http://www.sec.gov.

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

This Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

September 17, 2025

The Dealer Manager for the Offer is:

Itau BBA USA Securities, Inc.
599 Lexington Avenue, 34th Floor
New York, New York 10022
United States
Attention: Fernando Niemeyer
Phone Number: + 55 (11) 97530-3709

Attention: Felipe Condado Barbosa

Phone Number: +55 (11) 96587-0063

IMPORTANT

If you wish to tender all or any portion of your Class A Common Shares in the Offer, this is what you must do:

•	If you hold your Class A Common Shares indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary, you must instruct your broker, dealer, commercial bank, trust company or other securities intermediary to tender your Class A Common Shares to the Tender Agent on your behalf, by book-entry transfer, to an account maintained by the Tender Agent at The Depository Trust Company (the “DTC”) by using the automated tender system (the “ATOP system”) of the DTC. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you hold your Class A Common Shares directly, you must complete and sign the Letter of Transmittal and return it together with your Class A Common Shares and any required documentation to the Tender Agent at the appropriate address specified on the Letter of Transmittal.

•	If you or your securities intermediary holds Class A Common Shares in certificated form and you would like to tender such Class A Common Shares in the Offer, you will first have to deposit these Class A Common Shares with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the first paragraph above.

•	If you desire to tender Class A Common Shares and your certificates for those Class A Common Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, your tender may be effected by following the procedure for guaranteed delivery set forth herein.

Detailed instructions are contained in the Letter of Transmittal, in the Notice of Guaranteed Delivery and in “The Offer―Section 3. Procedures for Accepting the Offer and Tendering Securities.” See the back cover of this Offer to Purchase for contact information for the Tender Agent.

Do NOT send any Class A Common Share or Letter of Transmittal or any related documents to Purchaser, the Dealer Manager or the Information Agent.

Questions regarding the terms of the Offer may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 659-5550 (Toll-Free in North America) or (212) 269-5550 (outside North America) or email at vasta@dfking.com, or to Itau BBA USA Securities, Inc., the Dealer Manager, at + 55 (11) 97530-3709; Attention: Fernando Niemeyer, or +55 (11) 96587-0063; Attention: Felipe Condado Barbosa.

See the back cover of this Offer to Purchase for additional contact information. Questions regarding how to tender your Securities and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, and other related materials, may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other securities intermediary for assistance.

table of contents

Page

Summary Term Sheet	2
Introduction	8
Special Factors	11
1. Background	11
2. Purpose of and Reasons for the Offer; Plans for the Company after the Offer	12
3. The Current Status of the Position of the Company’s Board of Directors	14
4. Position of Purchaser Regarding Fairness of the Offer	14
5. Effects of the Offer	15
6. Conduct of the Company’s Business if the Offer Is Not Completed	16
7. Appraisal Rights; Rule 13e-3	17
8. Related Party Transactions	17
9. Interests of Certain Persons in the Offer	17
The Offer	19
1. Terms of the Offer	19
2. Acceptance for Payment and Payment for Securities	20
3. Procedures for Accepting the Offer and Tendering Securities	21
4. Withdrawal Rights	23
5. Material U.S. Federal Income Tax Consequences	24
6. Price Range of Class A Common Shares; Dividends	26
7. Certain Information Concerning the Company	27
8. Certain Information Concerning Purchaser	31
9. Source and Amount of Funds	31
10. Dividends and Distributions	31
11. Conditions to the Offer	31
12. Possible Effects of the Offer on the Market for Class A Common Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations	32
13. Certain Legal Matters; Regulatory Approvals	33
14. Fees and Expenses	33
15. Miscellaneous	34
Schedule A	36

Summary Term Sheet

Cogna Educação S.A., as Purchaser, is offering to purchase, all outstanding Class A Common Shares, other than any Class A Common Shares held, directly or indirectly, by the Purchaser, at a price of U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends, distributions and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the Expiration Date of the Offer, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. Purchaser has included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser. The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. The Dealer Manager has not independently verified the accuracy or completeness of such information, and the Dealer Manager does not assume any responsibility for the accuracy or completeness of such information or for any failure to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information. None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

In this Offer to Purchase, references to “United States dollars,” “U.S. dollars,” “U.S.$,” “$” or “dollars” are to U.S. currency, references to “Brazilian reais,” “reais,” the “Brazilian real” or “R$” are to Brazilian currency. Solely for the convenience of the reader, certain reais amounts have been translated into U.S. dollars at specified rates. These translations should not be construed as representations that the Brazilian real amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. As of December 31, 2024, 2023 and 2022, the exchange rate between Brazilian reais and U.S. dollars, as reported by the Brazilian Central Bank, was R$6.192, R$4.841 and R$5.218, in each case, per U.S.$1.00. As of June 30, 2025, the exchange rate between Brazilian reais and U.S. dollars, as reported by the Brazilian Central Bank, was R$ R$5.457 per U.S.$1.00.

Who is offering to buy my securities?

Cogna Educação S.A. is a company organized under the laws of the Federative Republic of Brazil. As of the date of this Offer to Purchase, Purchaser owns, directly or indirectly, approximately 80% of the Company’s total capital through its ownership of 64,436,093 Class B Common Shares, representing approximately 98% of the Company’s voting rights. Further details on Purchaser’s affiliation with the Company can be found in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2024, as filed with the SEC on April 17, 2025 (the “2024 Form 20-F”). See also “The Offer―Section 8. Certain Information Concerning Purchaser.”

What securities are you offering to purchase?

Purchaser is offering to purchase, on the terms and subject to the satisfaction and/or waiver of certain conditions as set out in this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, all of the outstanding Class A Common Shares, other than any Class A Common Shares held, directly or indirectly, by the Purchaser.

See the “Introduction” and “The Offer—Section 1. Terms of the Offer” to this Offer to Purchase.

How much are you offering to pay for my Securities, and what is the form of payment?

Purchaser is offering to pay U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends, distributions and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the Expiration Date of the Offer, without interest, upon the terms, and subject to the conditions, set forth in this Offer to Purchase and the related Letter of Transmittal.

See “The Offer―Section 1. Terms of the Offer―Subsequent Offering Period” and “Special Factors—Section 5. Effects of the Offer—Compulsory Acquisition.”

What is the market value of my Securities as of a recent date?

On September 15, 2025, the last trading day before the Purchaser announced its intention to make a cash tender offer to acquire all outstanding Class A Common Shares of the Company not already held, directly or indirectly, by the Purchaser, the closing price of the Class A Common Shares on the NASDAQ was U.S.$4.85 per Class A Common Share.

How do I participate in the Offer?

If you wish to tender all or any portion of your Class A Common Shares in the Offer, this is what you must do:

•	If you hold your Class A Common Shares indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary, you must instruct your broker, dealer, commercial bank, trust company or other securities intermediary to tender your Class A Common Shares to the Tender Agent on your behalf, by book-entry transfer, to an account maintained by the Tender Agent at DTC by using the ATOP system of the DTC. You must ensure that your broker, dealer, commercial bank, trust company or other securities intermediary receives your instructions and any required documentation sufficiently in advance of the Expiration Time so that it can effect such deposit and tender on your behalf prior to the Expiration Time and you must pay any fees or commissions charged by such broker, dealer, commercial bank, trust company or other securities intermediary to make such deposit or tender.

•	If you hold your Class A Common Shares directly, you must complete and sign the Letter of Transmittal and return it together with your Class A Common Shares and any required documentation to the Tender Agent at the appropriate address specified on the Letter of Transmittal.

•	If you or your securities intermediary holds Class A Common Shares in certificated form and you would like to tender such Class A Common Shares in the Offer, you will first have to deposit these Class A Common Shares with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the first paragraph above.

•	If you desire to tender Class A Common Shares and your certificates for those Class A Common Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, your tender may be effected by following the procedure for guaranteed delivery set forth herein.

In any case, the Tender Agent must receive all required documents prior to 5:00 p.m. New York City time, on October 15, 2025, unless the Offer is extended. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Securities.” See the back cover of this Offer to Purchase for additional contact information for the Tender Agent. You should be aware that brokers and other securities intermediaries will set their own cutoff dates and times to receive instructions relating to tenders in the Offer, which will be earlier than the Expiration Date. You should contact your broker, dealer, commercial bank, trust company or other securities intermediary to determine the cutoff date and time that applies to you.

Will I have to pay any brokerage fees or commissions?

If you are the record owner of Securities and you tender your Securities in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own Securities through a broker, dealer, commercial bank, trust company or other securities intermediary, and your broker, dealer, commercial bank, trust company or other securities intermediary tenders your securities on your behalf, you will be responsible for any fees or commissions they may charge you in connection with such tender. In addition, you will be responsible for all governmental charges and taxes payable in connection with tendering your Securities. You should consult your broker, dealer, commercial bank, trust company or other securities intermediary and your tax advisors to determine whether any charges or taxes will apply.

See also “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Securities.”

Do you have the financial resources to make payment?

Yes. Purchaser has sufficient resources available to it to make the payment for your Securities. Based upon the Company’s filings with the SEC, Purchaser estimates the total amount of funds necessary to purchase all of the outstanding Securities pursuant to the Offer to be approximately U.S.$79.4 million, excluding related transaction fees, costs and expenses.

For further information, see also “The Offer—Section 9. Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the Offer?

No. Purchaser’s financial condition should not be relevant to your decision whether to tender Securities into the Offer because:

•	you will receive payment solely in cash for any Securities that you tender into the Offer;

•	the Offer is for 100% of the outstanding Securities, other than any Securities held, directly or indirectly, by the Purchaser;

•	as described above, Purchaser has sufficient funds to purchase all Securities validly tendered, and not validly withdrawn, in the Offer; and

•	the consummation of the Offer is not subject to any financing condition.

See also “Introduction,” “The Offer—Section 9. Source and Amount of Funds” and “The Offer—Section 11. Conditions to the Offer” for further information.

What are the most significant conditions to the Offer?

The Offer is subject to the conditions set forth in “The Offer—Section 11. Conditions to the Offer” section of this Offer to Purchase, including, without limitation:

•	that tendering holders of Securities shall have validly tendered and not withdrawn the Minimum Tender Amount prior to the Expiration Date;

•	that since the commencement of the Offer, there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries;

•	that none of the conditions described under “The Offer—Section 11. Conditions to the Offer” shall have occurred since the commencement of the Offer; and

•	that since the commencement of the Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Brazil or Cayman Islands shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, or shall have threatened to do any of the foregoing, which prevents or prohibits the consummation of the Offer, adversely affects the terms and/or conditions of the Offer or which entails additional risks, or causes any of the certain other effects described in “The Offer—Section 11. Conditions to the Offer”.

Consummation of the Offer is not conditioned on obtaining financing.

Is there an agreement governing the Offer?

No. There is no agreement in place between Purchaser and the Company governing the Offer. We have not negotiated the terms of the Offer with the Company, the Vasta Board or any special committee thereof, and we do not intend to do so. Our Offer is not conditioned upon the receipt of any approval or recommendation by the Vasta Board or any special committee thereof.

What does the Company’s board of directors think of the Offer?

The Company is a Cayman Islands exempted company and Cayman Islands law governs the duties and obligations of the Vasta Board. As of the date of this Offer to Purchase, the Vasta Board has not made any recommendation to its shareholders in connection with the Offer, and we do not know if the Vasta Board will do so. Under U.S. law, within ten business days after the commencement of the Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the Offer, recommends against the Offer, expresses no position and remains neutral in connection with the Offer or expresses that it is unable to take a position regarding the Offer. In each case the Vasta Board is required to explain the reasons for its position. See “Introduction,” “Special Factors—Section 1. Background” and “Special Factors—Section 3. The Current Status of the Position of the Company’s Board of Directors.” A more complete description of the Vasta Board’s position with respect to the Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the Offer.

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

What is your position as to the fairness of the Offer?

Purchaser believes that the Offer is in the best interest of the Company and its shareholders, and is fair to all of the shareholders of the Company other than Purchaser, based upon the factors set forth under “Special Factors—Section 4. Position of Purchaser Regarding Fairness of the Offer.”

Do you have interests in the Offer that are different from my interests as a shareholder of the Company?

Yes. Purchaser’s interests in the Offer are different from those of security holders of the Company being asked to tender their Securities in the Offer. If you tender your Securities in the Offer, you would cease to have any interest in the Company and would not have the opportunity to participate in the future earnings or growth, if any, of the Company and would not bear the burden of a future decrease, if any, in the value of the Company. In contrast, Purchaser would benefit from any future increase in the value of the Company and would also bear the burden of any future decrease in the value of the Company.

See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for the Company after the Offer.”

Do I need to do anything to retain my Securities?

No. If you do not wish to tender your Securities, you do not need to take any action. However, remaining holders of Securities following any SEC Deregistration (as defined below) should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. In addition, after any NASDAQ Delisting (as defined below), the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NASDAQ.

Is this the first step in a going-private transaction?

Yes. The Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the Offer (including if the Minimum Tender Condition has been waived by Purchaser prior to the Expiration Date), Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to:

•	the delisting of the Class A Common Shares from the NASDAQ (the “NASDAQ Delisting”); and

•	if at any time there are less than 300 holders of Securities of record (worldwide or in the United States), the filing of a Form 15F with the SEC to deregister the Securities under the Exchange Act (“SEC Deregistration”).

If you do not tender your Securities in the Offer and continue after expiration of the Offer to hold Securities, you would remain a shareholder of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. In addition, after the NASDAQ Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NASDAQ.

See also “Special Factors―Section 5. Effects of the Offer—Delisting and Deregistration in the United States” and “The Offer―Section 12. Possible Effects of the Offer on the Market for Class A Common Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.”

What actions is Purchaser considering if Purchaser obtains the Minimum Tender Condition?

Under Cayman Islands law, subject to certain requirements, within four months of the making of a public tender offer conducted in respect of a Cayman Islands-incorporated company, if the offer has been approved by holders of not less than 90% in value of the shares affected, the acquirer is entitled to acquire the remaining shares in the manner prescribed by the Companies Act. Following the satisfaction of the Minimum Tender Condition, and after the statutory period has elapsed, Purchaser will therefore be entitled and intends to conduct a compulsory acquisition for the purpose of purchasing Securities held by any remaining holders of the Securities. As required under the Companies Act, the price in this compulsory acquisition shall be the same as the Offer Price.

How long do I have to decide whether to tender in the Offer? Can the Offer be extended?

The Tender Agent must receive all required documents prior to 5:00 p.m. New York City time, on October 15, 2025, unless the Offer is extended. See “The Offer—Section 1. Terms of the Offer.”

If any of the Offer Conditions, including the Minimum Tender Condition, has not been satisfied or waived at the Expiration Date, Purchaser may extend the Offer for one or more periods to permit such Offer Condition to be satisfied. Purchaser may also provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. Purchaser is also required to extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NASDAQ or by any applicable U.S. federal securities law. If Purchaser extends the Offer or provides for a subsequent offering period, Purchaser will inform the Tender Agent of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Please be aware that if your Securities are held by a broker, dealer, commercial bank, trust company or other securities intermediary, they may require advance notification before the Expiration Date of the Offer in order to be able to tender your Securities prior to the expiration of the Offer.

See “The Offer—Section 1. Terms of the Offer,” “The Offer—Section 2. Acceptance of Payment and Payment for Securities” and “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Securities.”

Will there be a subsequent offering period? If so, when will such period begin?

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price of the Offer, any Securities that remain outstanding following the Expiration Date of the Offer.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights during the subsequent offering period, as described under “The Offer—Section 4. Withdrawal Rights,” and when Purchaser commences the subsequent offering period, Purchaser will inform the Tender Agent of that fact, and will issue a press release announcing the subsequent offering period not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See “The Offer—Section 1. Terms of the Offer—Subsequent Offering Period.”

When and how will I be paid for my tendered Securities?

If the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived as of the expiration of the Offer, Purchaser will accept for payment and pay for all validly tendered and not validly withdrawn Securities within three business days after the Expiration Date.

Purchaser will pay for your validly tendered and not validly withdrawn Securities by depositing the purchase price with the Tender Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Securities will be made only after timely receipt by the Tender Agent of the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, all Agent’s Messages (as defined below)), and any other documents required by the Letter of Transmittal, as described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Securities.”

How and until what time may I withdraw previously tendered Securities in the Offer?

To withdraw Securities, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Securities. You may withdraw Securities at any time prior to the Expiration Date and, if we have not accepted your Securities for payment by November 17, 2025 (which is the 60th day after the date of the commencement of the Offer), you may withdraw them at any time after that date until we accept Securities for payment.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities.

See “The Offer—Section 4. Withdrawal Rights.”

Are appraisal rights available in the Offer?

Holders of Securities will not have appraisal rights in connection with the Offer. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

Generally, what are the material United States federal income tax consequences of tendering Securities?

Generally, if you are a U.S. Holder (as defined under “The Offer—Section 5. Material U.S. Federal Income Tax Consequences”), the sale of your Securities pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. See “The Offer—Section 5. Material U.S. Federal Income Tax Consequences.” Purchaser urges holders of Securities to consult their own tax advisors about the tax consequences of the Offer in light of their particular circumstances.

To whom may I speak if I have questions about the Offer?

For questions regarding the terms of the Offer, you may call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com, or Itau BBA USA Securities, Inc., the Dealer Manager for the Offer, at + 55 (11) 97530-3709; Attention: Fernando Niemeyer , or +55 (11) 96587-0063; Attention: Felipe Condado Barbosa. For questions regarding how to tender your Securities, you may call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com.

To the Holders of Class A Common Shares:

Introduction

Cogna Educação S.A., a company organized under the laws of the Federative Republic of Brazil, hereby offers to purchase all the issued and outstanding Class A Common Shares, other than any Class A Common Shares held, directly or indirectly, by the Purchaser, at a price of U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends, distributions and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the Expiration Date, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. All U.S. dollar payments to tendering holders of Securities pursuant to this Offer to Purchase will be rounded to the nearest whole cent. Purchaser will not pay interest on the Offer Price for Securities pursuant to the Offer. See “The Offer―Section 1. Terms of the Offer―Subsequent Offering Period” and “Special Factors—Section 5. Effects of the Offer—Compulsory Acquisition.”

Shareholders who hold their Securities through a broker, dealer, commercial bank, trust company or other securities intermediary should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup withholding of federal United States income tax. See “The Offer—Section 5. Material U.S. Federal Income Tax Consequences.” Purchaser will pay all charges and expenses of Itau BBA USA Securities, Inc., as the Dealer Manager, Equiniti Trust Company, LLC, as the Tender Agent and D.F. King & Co., Inc., as the Information Agent, incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser or any affiliate thereof and each such person. See “The Offer—Section 14. Fees and Expenses.”

The Offer is subject to certain conditions set forth in “The Offer―Section 11. Conditions to the Offer” of this Offer to Purchase. The Offer Conditions include a condition that tendering holders of Securities shall have validly tendered and not withdrawn the Minimum Tender Amount prior to the Expiration Date. The Offer is not subject to any financing condition. Purchaser expressly reserves the right to waive any Offer Condition.

According to the Company, as of the date of this Offer to Purchase, the Company’s share capital consists of 83,649,887 common shares, comprising 15,874,676 Class A Common Shares outstanding, par value U.S.$0.00005 per share, and 64,436,093 Class B Common Shares outstanding. As of the date of this Offer to Purchase, the Purchaser owns, directly or indirectly, approximately 80% of the Company’s total capital and approximately 98% of the Company’s voting rights, through its ownership of 64,436,093 Class B Common Shares. Further details on Purchaser’s affiliation with the Company can be found in the 2024 Form 20-F. In addition, Lagos Capital Corp. holds 8,040,098, or 51.1%, of the Company’s Class A Common Shares. Lagos Capital Corp. is an affiliate of a reference shareholder of the Purchaser, Alaska Investimentos Ltda., who holds, directly or indirectly, approximately 17% of the common stock of the Purchaser and has the right to appoint two directors to Purchaser’s board of directors. Further details can be found in Lagos Capital Corp.’s report on Form 13-D, filed with the SEC on January 10, 2025.

The purpose of the Offer is for Purchaser to acquire as many Securities as possible. In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price of the Offer, any Securities that remain outstanding following the Expiration Date of the Offer. For further information, see “The Offer—Section 1. Terms of the Offer—Subsequent Offering Period.” Any reference to the Offer or the offer period in this Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

The Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the Offer (including if the Minimum Tender Condition has been waived by Purchaser prior to the Expiration Date), Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the NASDAQ Delisting and the SEC Deregistration, as further described under “Special Factors―Section 5. Effects of the Offer.”

Moreover, under Cayman Islands law, subject to certain requirements, within four months of the making of a public tender offer conducted in respect of a Cayman Islands-incorporated company, if the offer has been approved by holders of not less than 90% in value of the shares affected, the acquirer is entitled to acquire the remaining shares in the manner prescribed by the Companies Act.

For more information, see “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them assumes any responsibility for the accuracy or completeness of the information concerning Purchaser, the Company, or any of their respective affiliates, contained or incorporated by reference in this Offer to Purchase, or for any failure by Purchaser or the Company to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares, or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

This Offer to Purchase and the related Letter of Transmittal, and the Schedule 14D-9 when this becomes available, contain important information, and you should carefully read each document in its entirety before deciding whether to tender your Class A Common Shares into the Offer.

Cautionary Statement Regarding Forward-Looking Statements

This Offer to Purchase includes certain forward-looking statements. These statements may be identified by words like “believes,” “anticipates,” “plans,” “expects,” “projects,” “anticipates,” “should,” “will,” “intends,” “probability,” “risk,” “target,” “goal,” “objective,” “estimate,” “future” and similar expressions and include, but are not limited to, statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future performance of Purchaser or the Company or their respective affiliates, including as a result of the implementation of the transactions described herein. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstance and a number of risks, uncertainties and other important factors may cause actual developments and results to differ materially from expectations. Risks and uncertainties include, among other things: fluctuations in interest, inflation and exchange rates in Brazil and any other countries in which the Company or Purchaser may operate in the future; a downgrade of Brazil’s credit rating; social and political instability, including allegations of corruption against political parties, civil servants and others; inflation, appreciation and depreciation of the real against the U.S. dollar; general economic, financial, political, demographic and business conditions in Brazil (including the impact of the current international economic environment) as well as any other countries in which the Company or Purchaser may operate in the future and their impact on the Company’s or Purchaser’s business; the Company’s and the Purchaser’s ability to implement their business strategies and expand their portfolio of products and services; the Company’s limited operating history in new business segments on which it has not been focused in the past, such as providing services to schools in the public sector, including with respect to different rules and regulations that may apply to the Company; the Company’s and Purchaser’s ability to adapt to technological changes in the educational sector; the availability of government authorizations on terms and conditions and within periods acceptable to the Company or the Purchaser, as applicable; the Company’s and Purchaser’s ability to continue attracting and retaining new partner schools and students; the Company’s and Purchaser’s ability to maintain the academic quality of educational programs; the availability of qualified personnel and the ability to retain such personnel; changes in the financial condition of the students enrolling in the Company’s and Purchaser’s programs in general and in the competitive conditions in the education industry; the Company’s and Purchaser’s capitalization and level of indebtedness; changes in government regulations applicable to the education industry in Brazil; government interventionism in education industry programs, that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to educational institutions; cancellations of contracts within the solutions characterized by the Company or Purchaser as subscription arrangements or limitations on the Company’s or Purchaser’s ability to increase the rates charged for such services; the Company’s and Purchaser’s ability to compete and conduct business in the future; the Company’s and Purchaser’s ability to anticipate changes in the business, changes in regulation or the materialization of existing and potential new risks; the success of operating initiatives, including advertising and promotional efforts and new product, service and concept development by the Company or Purchaser and competitors; changes in consumer demands and preferences and technological advances, and the ability to innovate to respond to such changes; changes in labor, distribution and other operating costs; compliance with, and changes to, government laws, regulations and tax matters that currently apply to the Company or the Purchaser; the effectiveness of the Company’s and Purchaser’s risk management policies and procedures, including internal control over financial reporting; the negative impact of health crises, epidemics or pandemics; and other factors that may affect the Company’s or Purchaser’s business, condition (financial or otherwise), properties, assets, capitalization, shareholders’ equity, liabilities, licenses, franchises, permits, permit applications, liquidity, results of operations, cash flows or prospects; and other risks and uncertainties discussed in (i) the Company’s filings with the SEC, including the “Item 3. Key Information—D. Risk Factors” and “Forward-Looking Statements” sections of the Company’s most recent annual report on Form 20-F and (ii) the Purchaser’s filings with the

Brazilian Exchange Commission (Comissão de Valores Mobiliários) (the “CVM”). You can obtain copies of the Company’s filings with the SEC and Purchaser’s filings with the CVM for free at the SEC’s website (www.sec.gov) and CVM’s website (www.gov.br/cvm/), respectively. Other factors that may cause actual results to differ materially include those that will be set forth in this Offer to Purchase, the Purchaser’s Tender Offer Statement on Schedule TO, the Purchaser’s Transaction Statement on Schedule 13E-3, the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company, and other tender offer documents filed or to be filed by Purchaser and the Company. All forward-looking statements in this Offer to Purchase are qualified in their entirety by this cautionary statement.

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

Except as otherwise stated herein, this Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s securityholders.

Special Factors

1.   Background

Vasta is a Cayman Islands exempted company incorporated with limited liability on October 16, 2019 for purposes of undertaking its initial public offering (the “IPO”) and, at the time, was fully owned by the Purchaser.

On October 11, 2018, through its subsidiary Saber Serviços Educacionais Ltda. (“Saber”), the Purchaser acquired control over Somos Educação S.A. (“Somos Educação” and, together with its subsidiaries, the “Somos Group”) for R$6.3 billion, after which Purchaser became the manager of Somos Group’s K-12 curriculum businesses (the “Business Combination”). In October 2019, Purchaser effected a corporate reorganization of its K-12 school business, pursuant to which Somos Group’s K-12 curriculum business was consolidated into Vasta. Prior to the consummation of Vasta’s IPO, Cogna contributed 100% of the shares of Somos Educação held by Cogna into Vasta’s share capital. After the contribution, Vasta had not commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.

On July 31, 2020, the Company carried out its IPO, consisting of 18,575,492 Class A Common Shares issued and sold by the Company. The public offering price was U.S.$19.00 per Class A Common Share. The Company received net proceeds of U.S.$333.5 million, after deducting R$19.4 million in underwriting discounts and commissions. After accounting for the new Class A Common Shares that were issued and sold by the Company in its IPO, the Company had a total of 83,011,585 common shares issued and outstanding immediately following its IPO, 64,436,093 of these shares were Class B Common Shares beneficially owned by Cogna (which held 97% of the combined voting rights of the Company’s outstanding Class A and Class B Common Shares), and 18,575,492 of these shares were Class A Common Shares beneficially owned by investors purchasing in its IPO (which held 2.8% of the combined voting rights of its outstanding Class A and Class B Common Shares).

As part of the regular review of Purchaser’s businesses, Purchaser’s senior management regularly reviews its long-term strategic goals and potential ways to address strategic imperatives and industry developments. As part of this process, Purchaser’s senior management regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives.

Beginning in February 2025, Purchaser’s senior management began to consider the potential acquisition of the remaining equity securities of the Company that Purchaser does not already own. Purchaser’s senior management believed that a potential acquisition of the equity securities of the Company that Purchaser did not own would be consistent with Purchaser’s goal to simplify its group corporate structure, unify and consolidate the group companies’ free floats, increase stock liquidity, and unlock value within the Purchaser’s portfolio.

In July 2025, members of Purchaser’s senior management and representatives of Davis Polk & Wardwell LLP (“Davis Polk”), Purchaser’s U.S. external counsel, held preliminary discussions regarding a potential tender offer for the equity securities of the Company, including discussions with respect to the potential transaction structure, timeline and required documentation.

In August 2025, Purchaser initiated discussions with the Dealer Manager in relation to the Offer.

In late August and early September 2025, Purchaser, Davis Polk, the Dealer Manager and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the Dealer Manager’s U.S. counsel, as well as the Information Agent and Tender Agent participated in a number of discussions relating to the Offer, including, among other details, a summary analysis of steps, and an estimated timeline related thereto, certain legal aspects of the Offer and certain disclosures set forth in this Offer to Purchase.

On September 3, 2025, the finance committee of the Purchaser’s Board held a meeting in which all of the members of such committee were present and discussed the possibility of launching an offer to purchase all of the outstanding Class A common shares of the Company, including future plans for the Company such as delisting, deregistration and compulsory acquisition under the laws of the Cayman Islands.

Beginning on September 3, 2025 through September 14, 2025, representatives of Purchaser, the Dealer Manager, Davis Polk and Skadden held several discussions regarding the tender offer structure, timeline and required documentation.

On September 9, 2025, Purchaser’s Board held a meeting to further consider the transaction and the directors that do not hold shares in the Company approved the terms and conditions of the Offer, including the price to be offered for the Class A Common Shares of the Company, and authorized the preparation of the tender offer documents.

On September 15, 2025, Purchaser entered into an Information Agent Agreement with D.F. King & Co., Inc., as the Information Agent. On September 15, 2025, Purchaser entered into a Tender Agent Agreement with Equiniti Trust Company, LLC, as the Tender Agent.

On September 15, 2025, the Purchaser published a material fact on or about 10:00 p.m. New York City Time announcing its intention to pursue the Offer, subject to the terms and conditions to be set forth in the tender offer documents. On September 16, 2025, the Purchaser filed a tender offer statement on Schedule TO relating to such pre-commencement communication.

On September 17, 2025, a Dealer Manager Agreement was entered into between Purchaser and the Dealer Manager.

On September 17, 2025, Purchaser commenced the Offer.

2.   Purpose of and Reasons for the Offer; Plans for the Company after the Offer

Purchaser’s Reasons for the Offer

Purchaser’s Board approved the Offer in a meeting held on September 15, 2025. In reaching its decision to approve these matters, Purchaser’s Board consulted with Purchaser’s management and its legal advisors and considered a variety of factors, including the material factors described below. This summary of Purchaser’s reasons for conducting the Offer and the other information presented in this section may be considered forward-looking statements and, therefore, should be read in light of the factors discussed under the “Cautionary Statement Regarding Forward-Looking Statements” section of this Offer to Purchase.

The purpose of the Offer is for Purchaser to acquire as many Securities as possible. Purchaser intends to increase its direct and indirect beneficial ownership of the outstanding Securities from its current holding of approximately 80% to 100% of the outstanding Securities, while allowing holders of Securities an opportunity to receive the Offer Price by tendering their securities pursuant to the Offer.

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price of the Offer, any Securities that remain outstanding following the Expiration Date of the Offer. For further information, see “The Offer—Section 1. Terms of the Offer—Subsequent Offering Period.”

Moreover, if the Minimum Tender Condition is satisfied, and after the statutory period has elapsed, Purchaser will be entitled and intends to conduct a compulsory acquisition for the purpose of purchasing Securities held by any remaining holders of the Securities. For further information see “—Plans for the Company after the Offer.”

The reasons (which are not listed in any relative order of importance) that Purchaser’s Board considered in approving the Offer are as follows:

•	Purchaser believes that there are cost synergies within its existing business, which offer opportunities to reduce the administrative structure and eliminate redundancies relating to Purchaser’s and Company’s back office and support functions;

•	Purchaser believes that SEC Deregistration is in the Company’s best interests. This is because the Company may not, in the future, seek funding from its activities from the U.S. capital markets. Accordingly, Purchaser believes that maintaining the Company’s registration of its Securities under the Exchange Act is an unnecessary cost, and eliminating it would address the inefficiency of incurring the costs of a public company while only having a small base of public shareholders. Eliminating this cost would also allow the Company to allocate the funds it would have otherwise used to fund such costs for investments in the Company’s activities, in addition to enabling the Company’s management to devote more of their time and energy and more resources to core business operations; and

•	Purchaser believes that consolidating the Company’s business will simplify management across the group unlocking synergies expected from the transaction, consolidate the free floats and unify stakeholder management.

The foregoing discussion of the information and factors considered by Purchaser’s Board is not intended to be exhaustive and includes only the material factors considered by Purchaser. In view of the variety of factors considered in connection with its evaluation of the transaction, Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. Purchaser did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Purchaser based its determination on the totality of the information presented to and considered by it.

Purchaser expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing the Company to pay a special or extraordinary dividend to the extent permitted by applicable law.

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

Plans for the Company after the Offer

The Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the Offer (including if the Minimum Tender Condition has been waived by Purchaser prior to the Expiration Date), Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the NASDAQ Delisting and the SEC Deregistration.

Moreover, under Cayman Islands law, subject to certain requirements, within four months of the making of a public tender offer conducted in respect of a Cayman Islands-incorporated company, if the offer has been approved by holders of not less than 90% in value of the shares affected, the acquirer is entitled to acquire the remaining shares in the manner prescribed by the Companies Act. Following the satisfaction of the Minimum Tender Condition, and after the statutory period has elapsed, Purchaser will therefore be entitled and intends to conduct a compulsory acquisition for the purpose of purchasing Securities held by any remaining holders of the Securities. As required under the Companies Act, the price in this compulsory acquisition shall be the same as the Offer Price.

If you do not tender your Class A Common Shares in the Offer and continue after expiration of the Offer to hold Class A Common Shares, you would remain a holder of Securities of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. In addition, after the NASDAQ Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NASDAQ. SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

See also “Special Factors—Section 5. Effects of the Offer,” and “Special Factors—Section 7. Appraisal Rights; Rule 13e-3” for further information.

Following the Offer, the outstanding Class A Common Shares may be combined into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio to be determined.

Purchaser has no current proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company or (iv) any other material change in the Company’s corporate structure or business.

3.   The Current Status of the Position of the Company’s Board of Directors

The Company is incorporated in the Cayman Islands and Cayman Islands law governs the duties and obligations of the Vasta Board. As of the date of this Offer to Purchase, the Vasta Board has not made any recommendation to its shareholders in connection with the Offer. Under U.S. law, within ten business days after the commencement of the Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the Offer, recommends against the Offer, expresses no position and remains neutral in connection with the Offer or expresses that it is unable to take a position regarding the Offer. In each case the Vasta Board is required to explain the reasons for its position. See “Introduction” and “Special Factors—Section 1. Background.”  A more complete description of the Vasta Board’s position with respect to the Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the Offer.

4.   Position of Purchaser Regarding Fairness of the Offer

The Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the consideration offered to unaffiliated security holders be filed with the SEC and disclosed to such unaffiliated security holders. Purchaser is making the statements included in this part of the Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any shareholder of the Company as to whether the securityholder should tender its Securities, and Purchaser’s views as to the fairness of the transaction should not be construed as a recommendation to any securityholder as to whether the holder should tender its Securities.

The following discussion of the information and factors considered by Purchaser in connection with the fairness of the Offer is not intended to be exhaustive, but Purchaser believes that it includes all material factors considered by it. Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the following factors in reaching its conclusion as to the fairness of the Offer. Rather, the fairness determinations were made by Purchaser after considering all the factors as a whole. The sequence in which the factors described below are presented is not intended to reflect their relative importance. Purchaser believes that these factors provide a reasonable basis upon which to form its belief that the Offer is fair to the unaffiliated security holders. This belief should not, however, be construed as a recommendation to any unaffiliated security holder to tender its Securities in connection with the Offer. As noted above, Purchaser is not making any recommendation as to whether such unaffiliated security holders should tender their Securities in connection with the Offer. Purchaser is not aware of any firm offer for a merger, asset sale or acquisition of a controlling stake of the Company having been made during the past two years.

Neither Purchaser nor its affiliates undertook a formal evaluation of the fairness of the transaction to the unaffiliated security holders. No financial advisor provided Purchaser or any of its affiliates with any analysis or opinion with respect to the fairness of the Offer Price to the unaffiliated security holders. Purchaser did not receive any independent reports, opinions or appraisals from any third party that is materially related to the transaction in connection with the Offer Price or the fairness of the Offer Price offered to the unaffiliated security holders or the fairness of the Offer to the Company or its affiliates or to the unaffiliated security holders, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Offer Price to the unaffiliated security holders. None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

Based on its knowledge and analysis of available information relating to the Company, discussions with the Company’s senior management regarding the Company and its business and the following factors, which are considered material and not listed in any relative order of importance, Purchaser believes that the Offer is both substantively and procedurally fair to the unaffiliated security holders. The reasons (which are not listed in any relative order of importance) that Purchaser’s Board considered in concluding that the Offer is substantively fair are as follows:

•	Purchaser is offering to unaffiliated security holders a fair solution, given the prevalent low liquidity of the Class A Common Shares, and comparable listed education companies since the Company’s listing on July 31, 2020. The Class A Common Shares have historically had limited liquidity in the stock markets, and their trading volumes and prices are considered low. From March 17, 2025 to September 15, 2025, the day the Purchaser announced its intention to pursue the Offer, the average daily trading volume for the Class A Common Shares on the NASDAQ was 37,063 Class A Common Shares, according to historical quotes on NASDAQ Market Activity.

•	Purchaser believes that the Offer represents an opportunity for unaffiliated security holders to monetize their positions held in Class A Common Shares, with low liquidity. The Offer Price represents (i) a premium of 3.1% in relation to the closing market price of the Class A Common Shares on the NASDAQ on September 15, 2025 (the last trading day before the Purchaser announced its intention to make a cash tender offer to acquire all outstanding Class A Common Shares of the Company not already held, directly or indirectly, by the Purchaser), and (ii) a premium of 18.7% in relation to which is the volume weighted average price of U.S.$4.21 of the Class A Common Shares on the NASDAQ over the 90 trading days ended September 15, 2025 (the last trading day before the Purchaser announced its intention to make a cash tender offer to acquire all outstanding Class A Common Shares of the Company not already held, directly or indirectly, by the Purchaser). In addition, the Offer Price represents 99% of the maximum closing price over the last 52 weeks. Accordingly, Purchaser believes that the Offer represents an attractive liquidity opportunity for minority shareholders in light of the premium offered.

•	Purchaser believes that SEC Deregistration is in the Company’s best interests, as, in Purchaser’s opinion, the Company does not intend, in the future, to seek funding for its activities from the U.S. capital markets, and maintaining the registration of its Securities under the Exchange Act is therefore an unnecessary cost the funds for which could be better allocated by investing in the Company’s activities. In other words, SEC Deregistration would eliminate the inefficiency of incurring the costs of a public company while only having a small base of public shareholders, in addition to enabling the Company’s management to devote more of their time and energy and more resources to core business operations.

•	The Offer Price is payable to the unaffiliated security holders entirely in cash, which provides certainty of value and immediate liquidity to the holders of the Securities.

•	The Offer provides the opportunity for the unaffiliated security holders to immediately monetize their investment in the Company.

•	The Offer provides an opportunity for unaffiliated security holders to exit their positions at the Offer Price with certainty of execution and limited market risk.

•	The Offer provides unaffiliated security holders the ability to dispose of their Securities without affecting the market for the Securities (i.e., following the successful completion of the Offer, unaffiliated security holders will not face the risk of any decline in the value of the Company).

In addition, the reasons (which are not listed in any relative order of importance) that Purchaser’s Board considered in concluding that the Offer is procedurally fair are as follows:

•	Unaffiliated security holders will have sufficient time to make a decision whether or not to tender, as (i) the Offer will remain open for a minimum of twenty business days as of the date hereof, and (ii) if Purchaser amends the Offer to include any material additional information, Purchaser will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow shareholders to consider the additional information.

•	Each of the unaffiliated security holders will be able to decide voluntarily whether or not to tender such holder’s Securities.

5.   Effects of the Offer

Overview

The Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the Offer (including if the Minimum Tender Condition has been waived by Purchaser prior to the Expiration Date), Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the NASDAQ Delisting and the SEC Deregistration. If you do not tender your Class A Common Shares in the Offer and continue after expiration of the Offer to hold Class A Common Shares, you would remain a holder of Securities of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information.

In addition, as a result of the Offer, the direct and indirect interest of Purchaser in the Company’s net book value and net earnings would increase to the extent of the number of Securities acquired under the Offer. If the Offer results in the acquisition by Purchaser of all of the Securities, Purchaser’s interest in such items would increase to 100%, and Purchaser would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Purchaser would also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company. Accordingly, former shareholders of the Company would not have the opportunity to participate in the earnings and growth of the Company after the Offer and would not have any right to vote on corporate matters. Similarly, former shareholders of the Company would not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Offer.

Compulsory Acquisition

Under Cayman Islands law, subject to certain requirements, within four months of the making of a public tender offer conducted in respect of a Cayman Islands-incorporated company, if the offer has been approved by holders of not less than 90% in value of the shares affected, the acquirer is entitled to acquire the remaining shares in the manner prescribed by the Companies Act. Following the satisfaction of the Minimum Tender Condition, and after the statutory period has elapsed, Purchaser will therefore be entitled and intends to conduct a compulsory acquisition for the purpose of purchasing Securities held by any remaining holders of the Securities. As required under the Companies Act, the price in this compulsory acquisition shall be the same as the Offer Price.

Reverse Stock Split

Following the Offer, the outstanding Class A Common Shares may be combined into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio to be determined.

Delisting and Deregistration in the United States

The Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the Offer (including if the Minimum Tender Condition has been waived by Purchaser prior to the Expiration Date), Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to:

•	the NASDAQ Delisting. Upon completion of the NASDAQ Delisting, the Class A Common Shares would no longer be tradeable and there would be no listing of Class A Common Shares on any stock exchange in the United States or elsewhere; and

•	if at any time there are less than 300 holders of Securities of record (worldwide or in the United States), the SEC Deregistration. The SEC Deregistration would terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act.

See also “Special Factors―Section 6. Conduct of the Company’s Business if the Offer Is Not Completed” and “The Offer―Section 12. Possible Effects of the Offer on the Market for Class A Common Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations.”

6.   Conduct of the Company’s Business if the Offer Is Not Completed

If the Offer is not completed because any Offer Condition is not satisfied or waived, Purchaser may reevaluate the acquisition of Securities. In particular, Purchaser may consider, among other things: (i) not taking any action at that time, including not purchasing any Securities; (ii) purchasing or selling Securities in the open market or in privately negotiated transactions; (iii) making a new tender offer; (iv) initiating a share buy-back at the level of the Company; (v) consummating any other business combination with the Company, subject to compliance with applicable laws.

If Purchaser were to pursue any of these alternatives, it might take considerably longer for the unaffiliated security holders to receive any consideration for their Securities (other than through sales in the open market or otherwise) than if they had tendered their Securities in the Offer. Any such transaction could result in proceeds per Security to such unaffiliated security holders that are more or less than, or the same as, the Offer Price or could cause the trading price of the Securities to increase, decrease or be unchanged.

7.   Appraisal Rights; Rule 13e-3

Appraisal Rights

Holders of Securities will not have appraisal rights in connection with the Offer.

Rule 13e-3

The Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the consideration offered to unaffiliated security holders be filed with the SEC and disclosed to such unaffiliated security holders. Purchaser has provided such information in this Offer to Purchase, in a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. Following the completion of the Offer, Purchaser will not be able to cause the Company to file a Form 15F to effect the SEC Deregistration (and thereby terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act) until such time as the number of holders of record (worldwide or in the United States) of Securities falls below 300.

8.   Related Party Transactions

The information in “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in the 2024 Form 20-F and in note 20 “Related parties” to the unaudited interim consolidated financial statements As of June 30, 2025 and for the six-month periods ended June 30, 2025 and 2024 included on pages 22 to 24 of Exhibit 99.2 to the current report on Form 6-K furnished by the Company to the SEC on August 6, 2025 is incorporated by reference herein.

Commercial and Copyright License Agreements

On June 13, 2022, the Company’s subsidiary Somos Sistemas and the following subsidiaries of Cogna: (i) Editora Ática S.A., (ii) Editora Scipione S.A., (iii) Maxiprint Editora Ltda., and (iv) Saraiva Educação S.A., entered into a commercial agreement whereby Somos Sistemas agreed to provide and/or license the Company’s products and services to such companies (“2022 License Agreement”). Somos Sistemas receives consideration based on 40% of the companies’ EBITDA resulting from the distribution of Somos Sistemas’ products and services to public entities. On July 4, 2025, the Company’s subsidiary Somos Sistemas and the following subsidiaries of Cogna: (i) Editora Ática S.A., (ii) Editora Scipione S.A., (iii) Maxiprint Editora Ltda., and (iv) Saraiva Educação S.A., entered into a new commercial agreement (“2025 License Agreement”) that superseded the 2022 License Agreement. Pursuant to the 2025 License Agreement, Somos Sistemas agreed to provide and/or license the Company’s products and services to such companies.

Private Debentures

On September 10, 2025, the Company’s subsidiary, Somos Sistema, issued debentures in single series, not convertible into shares, in the aggregate principal amount of R$250.0 million, bearing interest at the rate of CDI+1.35% per annum, and maturing on September 10, 2028 (“2025 Debentures”). The 2025 Debentures will be subscribed in their entirety by the Purchaser. The proceeds of the 2025 Debentures will be used to fully pre-pay the Company’s outstanding 9th series of debentures, bearing interest at 100% of the CDI, plus 2.40%, per annum, and maturing on September 29, 2025, issued by the Company, and subscribed in their entirety by the Purchaser, on September 29, 2022.

Except as set forth in or incorporated by reference into this Offer to Purchase, from January 1, 2023 to the date of this Offer to Purchase, there has been no material related party transactions between the Company and each of its directors and executive officers or affiliates, on one hand, and Purchaser and its affiliates, on the other hand. Except as set forth in or incorporated by reference into this Offer to Purchase, there is no material agreement, arrangement or understanding or any actual or potential conflict of interest with respect to the Offer between Purchaser or its affiliates, on one hand, and the Company, its executive officers, directors or affiliates, on the other hand.

9.   Interests of Certain Persons in the Offer

Financial Interests

The financial interests of Purchaser with regard to the Offer Price are generally adverse to the financial interests of the shareholders being asked to tender their Securities because Purchaser has an interest in acquiring the Securities as inexpensively as possible and the shareholders being asked to tender their Securities have an interest in selling their Securities for the highest possible price.

Conflicts of Interest

In considering the fairness of the consideration to be received in the Offer, shareholders should be aware that Purchaser has certain current actual or potential conflicts of interest in connection with the Offer. As a result of Purchaser’s current ownership of approximately 80% of the Company’s total capital and approximately 98% of the Company’s voting rights, through its ownership of 64,436,093 Class B Common Shares, Purchaser controls the Company.

Moreover, one director and two officers of the Purchaser, Mr. Rodrigo Calvo Galindo, Mr. Frederico da Cunha Villa and Mr. Roberto Valério Neto, respectively, are directors of Vasta. As of September 16, 2025, directors and executive officers of Purchaser held, directly or indirectly, an aggregate of 130,435 Class A Common Shares issued by the Company. Purchaser intends to accept for purchase any and all Class A Common Shares validly tendered and not withdrawn by its directors and executive officers in the Offer.

In addition, Lagos Capital Corp. holds 8,040,098, or 51.1%, of the Company’s Class A Common Shares. Lagos Capital Corp. is an affiliate of a reference shareholder of the Purchaser, Alaska Investimentos Ltda., who holds, directly or indirectly, approximately 17% of the common stock of the Purchaser and has the right to appoint two directors to Purchaser’s board of directors. Further details can be found in Lagos Capital Corp.’s report on Form 13-D, filed with the SEC on January 10, 2025.

The Offer

1.           Terms of the Offer

Consideration and Payment

Upon the terms and subject to the conditions described in this Offer to Purchase, Purchaser is offering to pay a purchase price of U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends, distributions and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the Expiration Date of the Offer, without interest, upon the terms, and subject to the conditions, set forth in this Offer to Purchase, and the related Letter of Transmittal. All U.S. dollar payments to tendering holders of Securities pursuant to this Offer to Purchase will be rounded to the nearest whole cent. Purchaser will not pay interest on the Offer Price for Securities pursuant to the Offer. See “The Offer―Section 1. Terms of the Offer―Subsequent Offering Period” and “Special Factors—Section 5. Effects of the Offer—Compulsory Acquisition.”

If, at any time during the period on or after the date hereof, any change in the number of outstanding Securities shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Class A Common Shares, the Offer Price payable by Purchaser pursuant to the Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the Offer Price, subject to further adjustment in accordance with this sentence.

Initial Offer Period

The Offer commenced on September 17, 2025, and will expire at 5:00 p.m. New York City time, on October 15, 2025, unless extended or terminated (the latest time and date at which the Offer will expire, not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, is referred to as the “Expiration Date”).

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities that are validly tendered and not properly withdrawn in accordance with “The Offer—Section 4. Withdrawal Rights” before 5:00 p.m., New York City time, on the Expiration Date.

If you hold your Securities through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Securities are responsible for determining and complying with any applicable cut-off times and dates.

Extension

Subject to applicable law, the period during which the Offer remains open may be extended at any time and from time to time. Purchaser will also extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ. All holders of Securities that validly tender, and do not withdraw, their securities into the Offer prior to the expiration of the Offer, will receive the same price per Security, as applicable, regardless of whether they tendered before or during any extension period of the Offer. In the event of an extension, all Securities validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer. Under such extension, each holder will continue to have the right to withdraw Securities previously tendered. If Purchaser extends the Offer, Purchaser will notify the Tender Agent and will make a public announcement of the extension by press release or other public announcement not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. At the start of any extension period, Purchaser will file with the SEC an amendment to this Offer to Purchase, setting forth the new Expiration Date of the Offer.

In addition, if Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, Purchaser will promptly disseminate such change or waiver to all holders of Securities in a manner reasonably designed to inform them of such change or waiver and extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of the Securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. Purchaser understands that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for the Securities accepted for payment pursuant to the Offer, such increased consideration will be paid to all holders whose Securities are purchased pursuant to the Offer, whether or not such Securities were tendered prior to the announcement of the increase in consideration.

If Purchaser extends the Offer, if Purchaser is delayed in its acceptance for payment of, or payment (whether before or after Purchaser’s acceptance for payment for the Securities) for, the Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Tender Agent may retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Securities which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

Subsequent Offering Period

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Exchange Act, provide for a subsequent offering period in which it would offer to purchase, at the same price of the Offer, any Securities that remain outstanding following the Expiration Date of the Offer.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, Purchaser will inform the Tender Agent of that fact, and will issue a press release announcing the subsequent offering period not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Any reference to the Offer or the offer period in this Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

Conditions to the Offer

The Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “—Section 11. Conditions to the Offer,” which include the Minimum Tender Condition. If any of the Offer Conditions has not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the Offer (as extended), Purchaser may extend the Offer for one or more periods to permit such Offer Condition to be satisfied. In addition, Purchaser must extend the Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.

Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the SEC, not to accept for payment any Securities if, at the expiration of the Offer, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in “—Section 11. Conditions to the Offer.” Under certain circumstances, Purchaser may terminate the Offer.

This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of the Securities, and this Offer to Purchase and other related materials will also be furnished to brokers, dealers, commercial banks, trust companies and other securities intermediaries whose names appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

2.   Acceptance for Payment and Payment for Securities

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the Offer Conditions, including the Minimum Tender Condition, as discussed in “—Section 11. Conditions to the Offer” (if waivable), Purchaser will accept for payment, within three business days after the Expiration Date, all Securities validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, provided that the Offer has not been terminated by such date, and will pay for such Securities.

In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, all Agent’s Messages (as defined below)), and any other documents required by the Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when Letter of Transmittal and the related documents with respect to Securities are actually received by the Tender Agent. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Securities validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Tender Agent of Purchaser’s acceptance for payment of such Securities pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Tender Agent, which will act as agent for tendering securityholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering securityholders whose Securities have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Securities tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Securities tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights discussed in “—Section 1. Terms of the Offer,” the Tender Agent may nevertheless retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn, except to the extent that the tendering holders are entitled to withdrawal rights as described in “—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act.

If any of your Securities are not accepted for payment for any reason, or you properly withdraw your Securities, your Securities will be sent back to you promptly. If you tendered Class A Common Shares, the Class A Common Shares will be returned promptly by credit to the NASDAQ settlement system account from which they were transferred.

Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to any direct or indirect wholly-owned subsidiary of Purchaser, the right to purchase all or any portion of the Securities tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering shareholders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

3.   Procedures for Accepting the Offer and Tendering Securities

The steps you must follow in order to tender into the Offer, and the time and expense of tendering, differ according to whether you hold your Class A Common Shares directly or through a broker, dealer, commercial bank, trust company or other securities intermediary. You must follow the procedures described below in a timely manner in order to tender your Class A Common Shares into the Offer.

THE METHOD OF DELIVERY OF CLASS A COMMON SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS (INCLUDING DOCUMENTS REQUIRED PURSUANT TO THE PROCEDURES OF THE BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER SECURITIES INTERMEDIARY THROUGH WHICH YOU MAY HOLD YOUR CLASS A COMMON SHARES) IS AT YOUR ELECTION AND RISK. CLASS A COMMON SHARES TO BE TENDERED IN THE OFFER THROUGH THE TENDER AGENT WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE TENDER AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, PURCHASER RECOMMENDS THAT YOU USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. PLEASE DO NOT SEND ANY CLASS A COMMON SHARES, LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO PURCHASER, THE DEALER MANAGER OR THE INFORMATION AGENT.

ALL HOLDERS WISHING TO TENDER THEIR CLASS A COMMON SHARES MUST ALLOW SUFFICIENT TIME FOR THE COMPLETION OF ALL REQUIRED STEPS DESCRIBED IN THIS OFFER BEFORE THE EXPIRATION TIME.

Tender of Class A Common Shares through the Tender Agent

If you hold Class A Common Shares directly and you would like to tender them in the Offer, you must complete and sign the enclosed Letter of Transmittal and return it together with your Class A Common Shares and all other required documentation to the Tender Agent at the appropriate address specified on the Letter of Transmittal, to be received no later than the Expiration Time. The time involved in tendering Class A Common Shares will vary depending on the time it takes you to complete the Letter of Transmittal and deliver it, your Class A Common Shares and any other required documentation by registered mail to the Tender Agent.

If you hold Class A Common Shares indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary and would like to tender them into the Offer, you must request that your broker, dealer, commercial bank, trust company or other securities intermediary tender your Class A Common Shares to the Tender Agent by book-entry transfer to an account maintained by the Tender Agent at DTC using the ATOP system and causing DTC to send an Agent’s Message (as defined below) to the Tender Agent’s account at DTC, to be received by the Tender Agent no later than the Expiration Time. “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Class A Common Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Purchaser may enforce such agreement against the participant. If you hold Class A Common Shares indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary, the time involved to tender your Class A Common Shares will vary depending on the time it takes you to instruct your broker, dealer, commercial bank, trust company or other securities intermediary to tender your Class A Common Shares to the Tender Agent and the time it takes your broker, dealer, commercial bank, trust company or other securities intermediary to tender your Class A Common Shares by book-entry transfer to an account maintained by the Tender Agent at DTC using the ATOP system. Delivery of documents to DTC will not constitute delivery to the Tender Agent.

If you or your securities intermediary holds Class A Common Shares in certificated form and you would like to tender such Class A Common Shares in the Offer, you will first have to deposit these Class A Common Shares with a broker, dealer, commercial bank, trust company or other securities intermediary for delivery to the Tender Agent, and then follow the instructions set out in the paragraph above.

While you may withdraw any Class A Common Shares you tender through the Tender Agent at any time prior to the Expiration Time on the Expiration Date by following the steps outlined in “—Section 4. Withdrawal Rights,” unless effectively withdrawn, all tendered Class A Common Shares will be held in account controlled by the Tender Agent, which will prevent you from being able to transfer such Class A Common Shares from the date you make such delivery until the date the Offer is completed or terminated. The Tender Agent will receive and hold all tendered Class A Common Shares and will certify to Purchaser prior to 10:00 a.m. New York City time on the New York business day following the date of the Expiration Time the total number of Class A Common Shares that have been validly tendered through the Tender Agent into, and not withdrawn from, the Offer as of the Expiration Time. If all of the Offer Conditions, including the Minimum Tender Condition, have been satisfied or waived by Purchaser, upon completion of the Offer, the Class A Common Shares will be accepted for payment in the Offer.

Signature Guarantees

Except as otherwise provided below, all signatures on the enclosed Letter of Transmittal must be Medallion guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program. Signatures on the Letter of Transmittal need not be Medallion guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Class A Common Shares to be tendered and the holder has not completed either the “Special Payment Instructions” on the Letter of Transmittal, or (2) if the Class A Common Shares to be tendered are held for the account of an Eligible Institution.

Guaranteed Delivery

If you wish to tender Class A Common Shares under the Offer and your certificates for Class A Common Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Tender Agent prior to the Expiration Time, your tender may be effected if all the following conditions are met: (i) your tender is made by or through an eligible institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Tender Agent, as provided below, prior to the Expiration Time; and (iii) the Tender Agent receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one trading day after the date of execution of that Notice of Guaranteed Delivery, either: (A) the certificates representing the Class A Common Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (B) confirmation of book-entry transfer of the Class A Common Shares into the Tender Agent’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents. For these purposes, a “trading day” is any day on which the NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Tender Agent by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, including questions as to the proper completion of any Letter of Transmittal, or other required documents and as to the proper form of transfer of any Securities, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Securities of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Tender Agent will make reasonable efforts to notify any person of any defect in any Letter of Transmittal submitted to the Tender Agent.

Other Requirements

By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of such shareholder’s rights with respect to the Securities tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other securities issued or issuable in respect of such Securities, on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Securities for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Securities (and such other rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Securities and any other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment for such Securities, Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities or rights, including voting at any meeting of shareholders or executing a written consent concerning any matter.

Moreover, by delivering a Letter of Transmittal or an instruction to tender Securities held in book-entry form, a holder of Securities will irrevocably authorize the Tender Agent to impose a stop transfer order on all of Securities tendered, which will prevent the undersigned from being able to transfer such Securities from the date this Letter of Transmittal or instruction is delivered until the date the Offer is completed or terminated.

The tender of Securities pursuant to any one of the procedures described above will constitute the tendering shareholders’ acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Securities tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

4.    Withdrawal Rights

Securities tendered into the Offer through the Tender Agent may be withdrawn at any time before the Expiration Time in accordance with the procedures described below:

•	If you hold your Class A Common Shares directly in your name, you may withdraw them by delivering a properly completed and duly executed notice of withdrawal to the Tender Agent.

•	If you hold your Securities indirectly through a broker, dealer, commercial bank, trust company or other securities intermediary and you tendered such Securities pursuant to the procedures of such broker, dealer, commercial bank, trust company or other securities intermediary, you must follow the broker’s, dealer’s, commercial bank’s, trust company’s or other securities intermediary’s procedures in order to withdraw such Securities.

If you withdraw your Class A Common Shares from the Offer, those Class A Common Shares will be returned promptly after the proper withdrawal of such Class A Common Shares.

You may not rescind a withdrawal. If you withdraw your Securities from the Offer, they will be deemed not validly tendered for purposes of the Offer. However, you may re-tender withdrawn Securities at any time prior to the Expiration Time by following the procedures described in “—Section 3. Procedures for Accepting the Offer and Tendering Securities.”

Moreover, in accordance with Section 14(d)(5) of the Exchange Act, a holder that has tendered Securities may withdraw those Securities at any time after 60 days from the date hereof if they have not been accepted for tender before that date, by communicating its request to withdraw its Securities in the manner described above.

Even if Purchaser extends the Offer or is delayed in accepting, or unable to accept, Securities for purchase pursuant to the Offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the Offer to the extent required by law. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchase, in its sole discretion, and its determination will be final and binding. Neither Purchaser nor any of its affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act (as described in “―Section 1. Terms of the Offer―Subsequent Offering Period”), you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities.

5.   Material U.S. Federal Income Tax Consequences

The following is a description of material U.S. federal income tax consequences of the Offer to Purchase. It addresses only the material U.S. federal income tax considerations applicable to U.S. Holders (described below) that hold the Securities as capital assets (generally, assets held for investment). This description does not address all of the tax consequences that may be relevant to you if you are a U.S. Holder in light of your particular circumstances, including any minimum tax consequences, the application of the “Medicare contribution tax” and differing tax consequences applicable to you if you are subject to special tax rules, such as if you are:

•	one of certain financial institutions;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a dealer or electing trader in securities that is subject to a mark-to-market method of tax accounting for your securities positions;

•	a tax-exempt entity;

•	a person that holds the Securities as part of a “straddle” or an integrated transaction;

•	a person that owns or is deemed to own 10% or more of the outstanding stock of the Company, by vote or value;

•	a person whose “functional currency” is not the U.S. dollar; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, all as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax adviser concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of the Securities pursuant to the Offer to Purchase in your particular circumstances.

For purposes of this description, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Securities and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (for U.S. federal income tax purposes) that holds Securities will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Securities should consult their tax advisers concerning the U.S. federal income tax consequences to them of the sale of the Securities pursuant to the Offer to Purchase.

The Company believes that it has not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its 2024 taxable year and it does not expect to become one for its 2025 taxable year. However, because PFIC status depends on the composition of a company's income and assets and the market value of its assets from time to time, there can be no assurance that the Company will not be a PFIC for any taxable year. Except as described below, this discussion assumes that the Company has not been a PFIC for any prior taxable year and will not be a PFIC for the current taxable year.

Tax Consequences to Tendering U.S. Holders

Treatment of Our Purchase of Securities

The receipt of cash in exchange for Securities will be a taxable transaction for U.S. federal income tax purposes. If you properly tender Securities and accept payment pursuant to the Offer to Purchase, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the exchange and your adjusted tax basis in the tendered Securities. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Securities is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized will be treated as U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” As indicated in the Company’s prior annual reports on Forms 20-Fs, the Company believes that it has not been a PFIC for its 2024 taxable year. In addition, the Company does not expect to become one for its 2025 taxable year. However, because PFIC status depends upon the composition of the Company’s income and assets and the market value of the Company’s assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, there can be no assurance that the Company has not been, or will not be, a PFIC for any taxable year.

In general, if the Company was a PFIC for any taxable year in which you held Securities, your Securities will be treated as PFIC stock, even if the Company thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your Securities pursuant to the Offer. In particular, if the Company were a PFIC for any taxable year during which you held Securities, gain recognized by you on the sale of the Securities generally would be allocated ratably over your holding period for the Securities. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections, if made, may result in alternative treatments. You should consult your tax adviser about such elections.

You should consult your tax adviser concerning the Company’s PFIC status for any relevant taxable year and the tax considerations relevant to the sale of the Securities pursuant to the Offer.

Information Reporting and Backup Withholding

Sales proceeds from a U.S. Holder’s sale of Securities within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-tendering U.S. Holders

If you do not tender your Securities pursuant to the Offer to Purchase, you will not recognize any gain or loss for U.S. federal income tax purposes. In this case, you will have the same adjusted tax basis and holding period in your Securities following the consummation of the Offer to Purchase as you had in your Securities immediately prior to the consummation. However, if your Securities are subsequently purchased or sold pursuant to a compulsory acquisition as described in “Special Factors—Section 5. Effects of the Offer—Compulsory Acquisition,” you are urged to consult with your own tax adviser regarding the tax consequences to you of any such subsequent purchase or sale.

6.   Price Range of Class A Common Shares; Dividends

Price Range of Class A Common Shares

The Class A Common Shares began trading on a “when-issued” basis on the NASDAQ on July 31, 2020 and began “regular-way” trading on a stand-alone basis on the NASDAQ on October 22, 2021 under the ticker symbol “VSTA.” According to the Company, as of the date of this Offer to Purchase, the Company’s share capital consists of 83,649,887 common shares, comprising 15,874,676 Class A Common Shares issued and outstanding and 64,436,093 Class B Common Shares, all of which are book-entry shares and are fully paid in.

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Security as reported by published financial sources.

	Trading Price(1)
	Class A Common Shares
	(in U.S.$)
	High	Low
First Quarter 2023	4.34	3.10
Second Quarter 2023	4.18	3.10
Third Quarter 2023	4.17	3.32
Fourth Quarter 2023	4.46	3.75
First Quarter 2024	4.50	3.66
Second Quarter 2024	4.10	3.01
Third Quarter 2024	3.15	2.20
Fourth Quarter 2024	2.70	1.87
First Quarter 2025	4.53	2.00
Second Quarter 2025	5.05	3.57
Third Quarter 2025 (through September 15, 2025)(2)	4.85	4.03

Source: Capital IQ Platform Service, S&P Global Market Intelligence.

(1)	The first available trading price for the Company’s Class A Common Shares is dated July 31, 2020, the day on which the Class A Common Shares began trading on a “when-issued” basis on the NASDAQ.

(2)	The last trading day before Purchaser announced its intention to make a cash tender offer to acquire all outstanding Class A Common Shares of the Company not already held, directly or indirectly, by the Purchaser.

On September 15, 2025, the last trading day before the Purchaser announced its intention to make a cash tender offer to acquire all outstanding Class A Common Shares of the Company not already held, directly or indirectly, by the Purchaser, the closing price of the Class A Common Shares reported on the NASDAQ was U.S.$4.85 per Class A Common Share. All holders of Securities are urged to obtain a current market price for the Securities.

Dividends

The information in “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy” and “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Certain Cayman Islands and Brazilian Legal Requirements Related to Dividends” is hereby incorporated by reference from the Company’s 2024 Form 20-F.

Except as set forth or incorporated by reference in this Offer to Purchase, to the extent known by Purchaser after making reasonable inquiry, there have been no other dividend distributions during the past two years with respect to the subject securities, and there is no restriction on Company’s current or future ability to pay dividends.

7.   Certain Information Concerning the Company

General. The information concerning the Company contained in, or incorporated by reference into, this Offer to Purchase has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. The principal executive offices of the Company are located at Avenida Paulista, 901, 1st Floor, Bela Vista, São Paulo, São Paulo, 01310-100, Federative Republic of Brazil. The telephone number of the Company’s principal executive offices is +55 (11) 3133-7311.

Financial and Other Information. The selected consolidated financial information with respect to the Company set forth below has been derived from the audited consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 contained in the Company’s 2024 Form 20-F, from the unaudited interim consolidated financial statements as of June 30, 2025 and for the six-month periods ended June 30, 2025 and 2024 contained in the current report on Form 6-K furnished by the Company to the SEC on August 6, 2025 (the “June 2025 Form 6-K”).

This financial and other information of the Company included in this Offer to Purchase is purely historical in nature and, accordingly, should not be considered, construed or relied-upon as predictive of actual future results and is not being included to induce holders of Class A Common Shares to participate in the Offer.

Income Statement Data

	For the Six-Month Period Ended June 30,			For the Year Ended December 31,
	2025	2025	2024	2024	2024	2023	2022
	(U.S.$)(1)	(R$)		(U.S.$)(1)	(R$)
	(in millions, unless otherwise indicated)
Net revenue from sales and services	144.6	788.9	755.1	306.8	1,674.2	1,486.3	1,264.3
Sales	135.3	738.3	715.0	291.1	1,588.8	1,440.3	1,229.8
Services	9.3	50.6	40.1	15.7	85.4	46.0	34.5
Cost of goods sold and services	(54.5)	(297.5)	(270.9)	(119.7)	(653.4)	(570.9)	(473.1)
Gross profit	90.0	491.4	484.2	187.0	1,020.7	915.4	791.1
Operating income (expenses)	(85.3)	(465.5)	(431.5)	(129.7)	(708.0)	(781.8)	(710.6)
General and administrative expenses	(48.0)	(262.2)	(262.8)	(66.8)	(364.8)	(465.5)	(471.6)
Commercial expenses	(33.0)	(180.1)	(146.8)	(51.8)	(282.7)	(246.1)	(194.0)
Impairment losses on trade receivables	(4.7)	(25.6)	(23.4)	(9.7)	(53.0)	(55.8)	(45.9)
Other operating income	0.1	0.4	2.0	0.8	4.3	13.7	1.8
Other operating expenses	—	—	(0.5)	(2.2)	(11.9)	(28.1)	(0.8)
Share of (loss) profit of equity-accounted investees	(1.2)	(6.6)	(7.0)	(2.3)	(12.3)	(18.7)	(4.5)
Loss before finance result and taxes	3.5	19.3	45.7	55.1	300.4	114.9	76.1
Finance Result
Finance income	5.7	31.1	29.7	49.0	267.5	70.3	88.6
Finance costs	(23.2)	(126.5)	(133.8)	(47.8)	(260.8)	(304.9)	(270.3)
	(17.5)	(95.4)	(104.1)	1.2	6.7	(234.6)	(181.8)
(Loss) before income tax and social contribution	(13.9)	(76.1)	(58.4)	56.3	307.1	(119.7)	(105.7)
Income tax and social contribution	3.0	16.5	14.1	32.8	179.3	36.7	51.1
Current	(0.9)	(4.7)	(1.8)	32.2	175.6	0.3	10.7
Deferred	3.9	21.2	15.9	0.7	3.6	36.4	40.4
Loss for the period	(10.9)	(59.5)	(44.2)	89.1	486.4	(83.0)	(54.6)
Allocated to:
Controlling shareholders	(10.9)	(59.4)	(43.9)	89.1	486.5	(83.8)	(54.6)
Non-controlling shareholders	—	(0.1)	(0.4)	—	(0.1)	0.8	—

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.457 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2025, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

Balance Sheet Data

	As of June 30,		As of December 31,
	2025	2025	2024	2024	2023	2022
	(U.S.$)(1)	(R$)	(U.S.$)(1)	(R$)
	(in millions, unless otherwise indicated)
Cash and cash equivalents	2.6	14.3	15.5	84.5	95.9	45.8
Marketable securities	55.1	300.9	20.4	111.3	245.9	380.5
Trade receivables	132.9	725.3	158.2	863.2	697.5	649.1
Inventories	45.2	246.5	50.7	276.8	300.5	266.5
Prepayments	13.0	71.0	14.8	81.0	71.9	56.6
Taxes recoverable	4.1	22.1	3.8	20.8	19.0	19.1
Income tax and social contribution recoverable	1.2	6.6	2.5	13.6	16.8	17.7
Other receivables	0.9	4.9	0.2	1.3	2.1	1.0
Related parties – other receivables	4.9	26.6	2.5	13.7	7.2	1.8
Total current assets	259.9	1,418.3	268.7	1,466.3	1,456.8	1,438.1
Judicial deposits and escrow accounts	30.1	164.2	28.3	154.5	207.2	194.9
Deferred income tax and social contribution	42.2	230.0	38.3	208.8	205.5	170.9
Equity accounted investees	8.4	45.6	9.6	52.2	64.5	83.1
Other investments and interests in entities	0.3	1.6	0.3	1.6	9.9	8.3
Property, plant and equipment	27.1	148.0	29.5	161.0	151.5	197.7
Intangible assets and goodwill	932.5	5,089.0	945.7	5,160.8	5,307.6	5,427.7
Total noncurrent assets	1,040.6	5,678.4	1,051.6	5,738.8	5,946.1	6,082.5
Total assets	1,300.5	7,096.7	1,320.3	7,205.2	7,402.9	7,520.6
Bonds	49.9	272.4	48.5	264.5	541.8	93.8
Suppliers	31.6	172.6	44.0	240.2	221.3	250.6
Reverse factoring	55.3	301.9	55.5	302.6	263.9	155.5
Lease liabilities	4.3	23.7	4.1	22.1	17.1	23.2
Income tax and social contribution payable	0.8	4.6	0.4	2.1	-	5.6
Taxes payable	1.3	7.1	0.8	4.6	7.8	-
Salaries and social contributions	19.3	105.1	18.7	102.0	104.4	100.1
Contractual obligations and deferred income	8.8	48.1	7.4	40.6	32.8	57.9
Accounts payable for business combination	42.6	232.3	39.4	215.2	216.7	73.0
Other liabilities	0.1	0.5	3.7	19.9	26.4	29.6
Related parties – other liabilities	3.5	19.0	5.6	30.3	15.1	0.1
Total current liabilities	217.6	1,187.2	228.0	1,244.2	1,447.3	789.2
Bonds	91.3	498.1	91.2	497.5	250.0	749.2
Lease liabilities	15.4	84.1	16.4	89.2	79.6	117.4
Accounts payable for business combination	42.1	229.7	40.6	221.4	397.4	552.3
Provision for tax, civil and labor losses	29.4	160.6	28.8	157.1	698.0	651.3
Contractual obligations and deferred income	0.1	0.8	0.4	2.4	9.8	31.6
Other liabilities	178.4	973.3	177.3	967.7	1,434.8	2,101.7
Total noncurrent liabilities	395.9	2,160.6	405.3	2,211.8	2,882.1	2,890.9
Share capital	883.4	4,820.8	883.4	4,820.8	4,820.8	4,820.8
Capital reserve	16.7	90.9	16.7	90.9	89.6	80.5
Treasury shares	(13.2)	(72.3)	(13.7)	(74.6)	(59.5)	(23.9)
Accumulated losses	17.5	95.5	28.4	154.9	(331.6)	(247.8)
Total shareholders’ equity	904.3	4,934.9	914.8	4,992.0	4,519.4	4,629.7
Interest of non-controlling shareholders	0.2	1.2	0.2	1.3	1.4	-
	904.5	4,936.1	915.0	4,993.3	4,520.8	4,629.7
Total liabilities and shareholders’ equity	1,300.5	7,096.7	1,320.3	7,205.2	7,402.9	7,520.6
Number of Class A Common Shares (in thousands of Class A Common Shares)(2)	19,213.8	19,213.8	19,213.8	19,213.8	19,213.8	18,575.5
Shareholders’ equity per share (in U.S.$/R$)	0.05	0.26	0.05	0.26	0.24	0.25

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.457 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2025, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

(2)	Includes treasury shares.

Other Financial Data

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2025	2025	2024	2024	2024	2023	2022
	(U.S.$)(1)	(R$)		(U.S.$)(1)	(R$)

Adjusted EBITDA	7.70	42.0	26.0	93.2	508.4	450.6	375.3
Adjusted Net (Loss) Profit	(5.31)	(29.0)	(37.0)	14.7	80.3	59.6	38.6
Free Cash Flow	14.66	80.0	38.0	5.0	27.3	61.6	(3.9)
Adjusted Cash Conversion Ratio	65.5%	65.5%	3.6%	5.4%	5.4%	13.7%	(1.0)%

(1)	For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.457 to U.S.$1.00, the commercial selling rate for U.S. dollars as of June 30, 2025, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate as of that or any other date.

Special Note Regarding Non-IFRS Financial Measures

The Purchaser presents certain non-IFRS financial measures of the Company below, which Purchaser believes serve as additional, useful and meaningful information to holders of Class A Common Shares. A non-IFRS financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure. These non-IFRS financial measures are provided to enhance the overall understanding of holders of Class A Common Shares of the Company’s current financial performance. Specifically, we believe the non-IFRS financial measures provide useful information to holders of Class A Common Shares by excluding certain expenses, gains and losses, as the case may be, which may not be indicative of the Company’s core operating results and business outlook. These non-IFRS financial measures may be different from non-IFRS financial measures used by other companies. The presentation of this non-IFRS financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered separately from, or as a substitute for, the Company’s financial information prepared and presented in accordance with IFRS. Non-IFRS financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with IFRS. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding IFRS financial measures.

The information contained or incorporated by reference in this Offer to Purchase has been taken from or is based upon publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. The Dealer Manager has not independently verified nor does it make any representation or warranty, express or implied, or assume any responsibility, for the accuracy or adequacy of the information contained or incorporated by reference herein.

These non-IFRS financial measures included in this Offer to Purchase are purely historical in nature and, accordingly, should not be considered, construed or relied-upon as predictive of actual future results and are not being included to induce holders of Class A Common Shares to participate in the Offer.

Adjusted EBITDA, Adjusted Net (Loss) Profit, Free Cash Flow and Adjusted Cash Conversion Ratio

This Offer to Purchase presents Company’s Adjusted EBITDA, Adjusted Net (Loss) Profit, Free Cash Flow and Adjusted Cash Conversion Ratio information for the convenience of investors. Adjusted EBITDA, Adjusted Net (Loss) Profit, Free Cash Flow and Adjusted Cash Conversion Ratio are the key performance indicators used by the Company to measure financial operating performance. Company’s management believes that these non-GAAP financial measures provide useful information to investors and shareholders. Vasta also uses these measures internally to establish budgets and operational goals to manage and monitor its business, evaluate its underlying historical performance and business strategies and to report its results to the board of directors.

The Company calculates Adjusted EBITDA as profit (loss) for the year/period plus/minus: (a) income tax and social contribution; (b) finance result; (c) depreciation and amortization; (d) expenses for share-based compensation granted to Somos Educação’s employees (for further information refer to note 23.3 to the audited consolidated financial statements, included in the Company’s 2024 Form 20-F); (e) reversal of tax contingencies recorded in the year ended December 31, 2024, in relation to a change in the loss probability for the tax proceedings, which previously defined “probable” loss probability and was updated to “remote;” (f) loan write-off adjusting expenses incurred in the year ended December 31, 2023 in relation to costs associated with the write-off of a loan made to a potential target of Educbank in the context of M&A negotiations, which ultimately did not materialize; (g) ad-hoc contractual price adjustment upon the performance metric of

Mind Maker, in the year ended December 31, 2023; (h) expenses with contractual termination of employees due to organizational restructuring leading to a permanent headcount reduction; and (i) asset impairment loss on the initially invested amount in acquisition of the Flex Flix. The Company makes such adjustments to present a view of its operational performance excluding temporary factors that may have impacted its results and that should be considered when calculating its Adjusted EBITDA, which is a practical measure to assess its operational performance that allows the Company to compare itself with other companies that operate in the same segment.

The Company calculates Adjusted Net (Loss) Profit as the loss for the year/period as presented in its Statement of Profit or Loss and Other Comprehensive Income adjusted by (a) expenses with contractual termination of employees due to organizational restructuring leading to a permanent headcount reduction, (b) expenses for share-based compensation granted to Somos Educação’s employees, (c) reversal of tax contingencies recorded in the year ended December 31, 2024, in relation to a change in the loss probability for certain tax proceedings, which previously had been classified with a probability of loss as “probable” and were updated to “remote”, (d) loan write-off adjusting expenses incurred in the year ended December 31, 2023 in relation to costs associated with the  write-off of a loan made to a potential target of Educbank in the context of M&A negotiations, which ultimately did not materialize, (e) ad-hoc contractual price adjustment upon the performance metric of Mind Makers, (f) amortization of intangible assets from Business Combination; (g) asset impairment loss on the initially invested amount in acquisition of Flex Flix; and (h) tax effect of 34% generated by the aforementioned adjustments.

The Company calculates Free Cash Flow as the net cash flows from operating activities as presented in the statement of cash flows of its financial statements less cash flows required for: (i) acquisition of property and equipment; (ii) addition to intangible assets; and (iii) payment for lease liabilities. The Company considers Free Cash Flow to be a liquidity measure, therefore, the Company adjusts its Free Cash Flow metric with amounts that directly impacted the cash flows in the period in addition to the operating activities. The Free Cash Flow measure provides useful information to management and investors about the amount of cash generated by its operations, deducting for investments in property and equipment to maintain and grow its business.

The Company calculates Adjusted Cash Conversion Ratio as the Free Cash Flow divided by Adjusted EBITDA for the relevant period.

The Company understands that, although Adjusted EBITDA, Adjusted Net (Loss) Profit, Free Cash Flow and Adjusted Cash Conversion Ratio are used by investors and securities analysts in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of its results of operations as reported under IFRS. Additionally, its calculations of Adjusted EBITDA, Adjusted Net (Loss) Profit, Free Cash Flow and Adjusted Cash Conversion Ratio may be different from the calculation used by other companies, including our competitors in the education services industry, and therefore, our measures may not be comparable to those of other companies.

For a reconciliation of our non-GAAP financial measures, see “Item 5. Operating and Financial Review and Prospects—A. Operating Result—Reconciliations for Non-GAAP Financial Measures” in the Company’s 2024 Form 20-F.

The information in “Item 18. Financial Statements” of the Company’s 2024 Form 20-F and in the unaudited interim consolidated financial statements as of June 30, 2025 and for the six-month periods ended June 30, 2025 and 2024, included on pages 3 to 7 of Exhibit 99.2 to the June 2025 Form 6-K is incorporated by reference herein. The financial information above is qualified in its entirety by reference to the Company’s 2024 Form 20-F and the June 2025 Form 6-K, and all of the financial information (including any related notes) contained therein or incorporated therein by reference. More comprehensive financial information is included in documents filed by the Company with the SEC. The 2024 Form 20-F was filed with, and the June 2025 Form 6-K was furnished to, the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

Available Information. The Class A Common Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in periodic reports and filed with the SEC. The Company’s filings are available to the public on the SEC’s website (http://www.sec.gov).

You may call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free at (800) 659-5550 (in North America) or (212) 269-5550 (outside North America) or email to vasta@dfking.com, to request copies without charge of documents incorporated by reference.

8.   Certain Information Concerning Purchaser

Purchaser is a company incorporated under the laws of the Federative Republic of Brazil. Purchaser’s principal executive offices are located at Rua dos Guajajaras, No. 591, 4th Floor, Room 1, Bairro de Lourdes, Belo Horizonte, Minas Gerais, 30.180-101, Brazil. Purchaser’s telephone number at this address is +55 (11) 3133-7309.

As of the date of this Offer to Purchase, the Purchaser owns, directly or indirectly, approximately 80% of the Company’s total capital through its ownership of 64,436,093 Class B Common Shares, representing 98% of the Company’s voting rights. Further details on Purchaser’s affiliation with the Company can be found in the 2024 Form 20-F.

As of the date of this Offer to Purchase, Purchaser was not convicted in a criminal proceeding during the past five years, and was not a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.   Source and Amount of Funds

Assuming that all outstanding Securities are tendered into the Offer, the aggregate purchase price payable by Purchaser upon the consummation of the Offer would be approximately U.S.$79.4 million, excluding related transaction fees, costs and expenses. Purchaser intends to finance the Offer with cash on hand. Purchaser will have sufficient cash on hand to finance the consummation of the Offer upon the expiration of the Offer.

Because the only consideration to be paid in the Offer is cash and the Offer is to acquire all issued and outstanding Securities, Purchaser believes its financial condition is not material to a decision by a holder of Securities whether to sell, hold or tender Securities in the Offer.

10.   Dividends and Distributions

The Offer Price will be adjusted for any potential dividends or other distributions which may be paid between the date on which the Offer was announced and the Expiration Date of the Offer.

11.   Conditions to the Offer

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Securities promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) Purchaser may delay the acceptance for payment for, or the payment for, any Securities validly tendered and not properly withdrawn, if any of the following conditions have not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the Offer (as extended):

•	tendering holders of Securities shall have validly tendered and not withdrawn the Minimum Tender Amount prior to the Expiration Date;

•	there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries;

•	that none of the following conditions shall have occurred since the commencement of the Offer:

•	a decrease of 10% or more in the trading price of the Class A Common Shares on the NASDAQ from their respective closing trading prices on September 16 (the business day prior to the date hereof);

•	a decrease of 10% or more in the exchange rate between Brazilian reais and U.S. dollars, as reported by the Brazilian Central Bank, from the commercial selling rate for U.S. dollars reported as of September 16, 2025 (the business day prior to the date hereof);

•	the occurrence of any material change in the rules and regulations applicable to the U.S. capital markets that adversely affects or impedes the consummation of the Offer;

•	the revocation of any governmental authorization required for the implementation of the Offer or the issuance of any rule, decision or decree that would prevent Purchaser from conducting the Offer or imposes an obligation to acquire or dispose of Securities of the Company;

•	the creation of new taxes, or the increase in existing tax rates, which are directly levied on the Offer or on Purchaser, which, in either event or together, increase the total cost of the Offer to Purchaser by five percent or more;

•	the general suspension or limitation of trading in securities in general, including trading in Class A Common Shares, on the NASDAQ for more than 24 hours; and

•	the issuance of a judicial or administrative decision, at an initial or final stage, awarded in any administrative, judicial and/or arbitration proceedings or actions that require the suspension of the Offer or challenge their terms or conditions;

•	that since the commencement of the Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Brazil or Cayman Islands (a) shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, which: (i) prevents or prohibits the consummation of the Offer; (ii) adversely affects the terms and/or conditions of the Offer; (iii) imposes material limitations on the ability of Purchaser (or any of its affiliates) to acquire, hold or exercise full rights of ownership of the Securities to be purchased pursuant to the Offer including, without limitation, the right to vote the Securities; (iv) prohibits, restrains or makes or seeks to make illegal the payment for purchase of the Securities pursuant to the Offer or that would impose material damages in connection therewith; (v) restrains or limits the Company’s business operations; (vi) imposes or seeks to impose any material condition to the Offer in addition to the conditions set forth elsewhere in this Offer to Purchase, or shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing; (vii) imposes any limitation on the participation of any holder of the Securities in the Offer; or (viii) imposes an obligation to buy or sell Securities of Vasta; or (b) shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order, which would have, if enacted, issued, promulgated, enforced or entered, any of the foregoing effects.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser or may be waived by Purchaser in whole or in part in Purchaser’s discretion. The determination as to whether any condition has occurred shall be in Purchaser’s sole judgment. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted prior to the Expiration Date. In certain circumstances, if Purchaser waives any of the conditions described above, Purchaser may be required to extend the Expiration Date. Any decision as to how Purchaser will proceed following the triggering of a condition to the Offer prior to the Expiration Date (other than a condition the satisfaction of which may be determined only upon expiration of the Offer) would be disclosed to holders of Securities promptly to the extent required by Rules 14d-3(b)(1) and 14d-4(d)(1) under the Exchange Act.

12.	Possible Effects of the Offer on the Market for Class A Common Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

The Offer is being made for the purpose of causing the Securities to become eligible for termination of registration and causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 under the Exchange Act. Following the completion of the Offer (including if the Minimum Tender Condition has been waived by Purchaser prior to the Expiration Date), Purchaser intends to take or cause the Company to take certain actions to that end, including, but not limited to, the NASDAQ Delisting and the SEC Deregistration, as further described under “Special Factors―Section 5. Effects of the Offer—Delisting and Deregistration in the United States.”

Moreover, under Cayman Islands law, subject to certain requirements, within four months of the making of a public tender offer conducted in respect of a Cayman Islands-incorporated company, if the offer has been approved by holders of not less than 90% in value of the shares affected, the acquirer is entitled to acquire the remaining shares in the manner prescribed by the Companies Act. Following the satisfaction of the Minimum Tender Condition, and after the statutory period has elapsed, Purchaser will therefore be entitled and intends to conduct a compulsory acquisition for the purpose of purchasing Securities held by any remaining holders of the Securities. As required under the Companies Act, the price in this compulsory acquisition shall be the same as the Offer Price.

Remaining holders of Securities following the SEC Deregistration should be aware that the SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

Moreover, the Securities are presently “margin securities” under Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Securities under the Exchange Act is terminated following the Offer, the Securities would no longer constitute “margin securities” under Regulation T. As such, the Securities could no longer be used as collateral for loans made by brokers.

Additionally, Purchaser would seek to cause the Company to proceed with the NASDAQ Delisting and SEC Deregistration and termination of reporting requirements under the Exchange Act. Upon completion of the NASDAQ Delisting, the Class A Common Shares would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Additionally, if at any time after the Offer, there are fewer than 300 holders of Securities of record (worldwide or in the United States), Purchaser would seek to cause the Company to pursue the SEC Deregistration. In the event Purchaser proceeds with the Offer, if you do not tender your Securities in the Offer and continue after expiration of the Offer to hold Securities, you would remain a securityholder of the Company. However, at such time, there may be no market for your Securities and you would have limited rights to information. In addition, after the NASDAQ Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of NASDAQ.

13.   Certain Legal Matters; Regulatory Approvals

General

Purchaser is not aware of any pending legal proceeding relating to the Offer. Based on a review of publicly available filings by the Company with the SEC, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Securities by Purchaser pursuant to the Offer or otherwise or (ii) any approval or other action by any governmental entity that would be required prior to the acquisition of Securities by Purchaser pursuant to the Offer or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to the Company’s business might not result. Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of or payment for Securities tendered into the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Antitrust

The purchase of the Securities by us pursuant to the Offer is not subject to the approval of Brazilian or U.S. antitrust authorities.

“Going Private” Transactions

The Offer constitutes a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the offer price be filed with the SEC. Purchaser has provided such information in a tender offer statement on Schedule TO and a Transaction Statement on Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

14.   Fees and Expenses

Purchaser has retained D.F. King & Co., Inc. to serve as the Information Agent, Equiniti Trust Company, LLC to serve as the Tender Agent, and Itau BBA USA Securities, Inc. to serve as the Dealer Manager in connection with the Offer. The Information Agent may contact holders of Securities by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other securities intermediary to forward the Offer materials to beneficial holders. Each of the Dealer Manager, the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

In its role as such, the Dealer Manager may contact brokers, dealers and similar entities and may provide information regarding the Offer to persons that it contacts or to persons that contact it. The Dealer Manager may also request brokers, dealers and other nominee holders to forward materials relating to the Offer to beneficial holders. Questions regarding the terms of the Offer may be directed to the Dealer Manager, at + 55 (11) 97530-3709; Attention: Fernando Niemeyer , or +55 (11) 96587-0063; Attention: Felipe Condado Barbosa. The Dealer Manager and its respective affiliates have provided, and may in the future provide, various investment banking and other services to Purchaser, the Company and/or any of their affiliates, for which they have received, or we expect they will receive, customary compensation from Purchaser, the Company and/or any of their affiliates. The Dealer Manager and its respective affiliates in the ordinary course of their respective businesses may purchase and/or sell securities of the Purchaser, the Company and/or any of their affiliates, including the Class A Common Shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its respective affiliates at any time may own Class A Common Shares. In addition, the Dealer Manager and its respective affiliates may tender Class A Common Shares into the Offer for their respective own accounts and for the account of their respective customers.

Except as discussed above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Securities pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Company will not pay any of the fees and expenses to be incurred solely by Purchaser.

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them assumes any responsibility for the accuracy or completeness of the information concerning Purchaser, the Company, or any of their respective affiliates, contained or incorporated by reference in this Offer to Purchase, or for any failure by Purchaser or the Company to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

None of the Dealer Manager, the Tender Agent, the Information Agent nor any affiliate of any of them makes, has made or has authorized any person to make, any recommendation as to whether or not holders should tender Class A Common Shares pursuant to the Offer or as to the price or prices at which holders should tender their Class A Common Shares or overall fairness of the Offer otherwise. Holders should carefully evaluate all the information in this Offer to Purchase and in related filings and consult their own investment and tax advisors, and holders must make their own independent decision as to whether to participate in the Offer and, if so, the number of Class A Common Shares to tender.

15.   Miscellaneous

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Securities other than Purchaser. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Securities in such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE DEALER MANAGER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3, pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer and the information required by Schedule 13E-3, respectively. Such Schedule TO and Schedule 13E-3, and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described herein in “—Section 7. Certain Information Concerning the Company.”

COGNA EDUCAÇÃO S.A.

September 17, 2025

Schedule A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF COGNA EDUCAÇÃO S.A.

The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is Av. Paulista, 901, Bela Vista, São Paulo - SP, 01310-100. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. None of the directors and officers of Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers of Purchaser are citizens of Brazil.

Board of Directors

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship

Angela Regina Rodrigues de Paula Freitas	Ms. Angela Regina was a founding partner of Incorporadora Gamaro and a founding partner of Alaska Investimentos Ltda. She was a member of the Board of Directors of Anhanguera Educacional between 2007 and 2009 and held positions on the Executive Board of Anhembi Morumbi between 1997 and 2007, where she served as the Chief Executive Officer from 2005 to 2007.

Rodrigo Calvo Galindo	Rodrigo Calvo Galindo is the Chairman of our board of directors. Mr. Galindo is our former Chief Executive Officer. He has served in the management of various educational institutions over the last 29 years. He was Administrative Associate Dean at the University of Cuiabá and was responsible for the accreditation and establishment of postsecondary education institutions in the states of Bahia, Mato Grosso, Amapá, Acre and Rondônia. He was Chief Executive Officer of Grupo Educacional IUNI, with over 50,000 postsecondary students and campuses in six Brazilian states. He was also our Chief Operating Officer and Chief Postsecondary Education Officer. Mr. Galindo is also a director of Vasta.

Juliana Rozenbaum Munemori

Juliana Rozenbaum Munemori is an independent member of our board of directors who has held several positions in distinct companies in Brazil, including the following:

•

Duratex S.A.: independent member of the Board of Directors, member of the Audit and Risk Management Committee, and member and chairman (since May 2019) of the Committee for the Evaluation of Transactions with Related Parties.

•

Viva Decora Internet S.A.: member of the Board of Directors since November 2018.

•

Energias do Brasil S.A.: independent member of the Board of Directors, and member of the Corporate

•

Governance and Related Parties Committee, and the Inclusion and Diversity Committee since April 2018.

•

Suzano Papel e Celulose S.A.: member of the Strategy Committee since December 2018.

•

Eurofarma Laboratórios S.A.: member of the Advisory Board of since January 2019.

•

Lojas Renner S.A.: independent member of the Board of Directors, member of the Audit Committee since April 2017.

•

Arezzo&Co S.A.: member of the Board of Directors and Coordinator of the Strategy Committee since July 2013.

•

Uatt and GoCase: member of the Advisory Board.

She also has 13 years of experience in sell-side equity research, with a primary focus on companies in the consumer and retail sector. She worked for several financial institutions between 2007 and May 2013, but primarily at Itaú BBA. Between 2013 and 2017, she worked as a consultant in consumer and retail projects at Itaú BBA's Investment Banking. Previously, she worked as an economist on the buy-side desks of JGP, Pactual and Icatu.

Nicolau Ferreira Chacur	Nicolau Ferreira Chacur is an independent member and vice-chairman of our board of directors since 2011. He served as Corporate Executive Officer of Unibanco from 2004 to 2009, and held the position of Corporate Executive Officer of Banco Itaú BBA S.A. from 2009 to 2011.

Walfrido Silvino dos Mares Guia Neto	Walfrido Silvino dos Mares Guia Neto joined Cogna in 1966, as one of the founding partners of Pitágoras. He has held several public positions, such as Secretary of Education of Minas Gerais from 1991 to 1995, President of the Council of Secretaries of Education, Minister of Tourism from 2003 to 2007 and Minister responsible for the Secretariat of the Presidential Office in 2007.

Eduardo Christovam Galdi Mestieri	Eduardo Mestieri was appointed to Cogna’s board of directors on August 5, 2025. He is a founding partner of Alaska Investimentos Ltda. and has experience as an equity analyst in the private sector since 2012, including in companies such as Skipper Investimentos and VentureStar Capital Management. He holds a graduate degree in Business Administration at Insper and currently serves as member of the Fiscal Council of Magazine Luiza (since 2017) and Sonae Sierra Brasil (since 2017).

Executive Officers

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship
Frederico da Cunha Villa	Mr. Villa serves as the Chief Financial Officer and Investor Relations Officer of Cogna since 2020. Mr. Villa started his professional career at PwC Auditores Independente where he worked for 13 years in the areas of external auditing, corporate planning, mergers, acquisitions and advising on capital market operations, previously worked for 12 years at BRMalls Participações acting as controller and for the past 7 years he served as chief financial and investor relations officer of BRMalls Participações. Mr. Villa is also a director of Vasta.

Roberto Afonso Valério Neto	Mr. Valério Neto currently holds the position of Chief Executive Officer at Cogna. Prior to Anhaguera Eduacional’s merger with Cogna in 2014, he had previously worked for 3 years at Anhanguera Educacional, where he held the positions of President and Vice President of Operations and Marketing. Prior to Anhaguera Educacional, Mr. Valério Neto worked for 11 years at DIRECTV Group, with the SKY and DIRECTV brands. Mr. Valério is also a director of Vasta.

Rodrigo Menezes Cavalcanti	Mr. Cavalcanti currently serves as Vice President of Operations & Student Experience of Cogna. He has been working in the education segment for more than 10 years, having joined Cogna after the merger of Kroton with Anhanguera Educacional, in 2014. At Kroton and Anhanguera Educacional, Mr. Cavalcanti has held the positions of Director of Marketing & Commercial Development for 3 years, Director of Development of Distance Learning for 3 years, National Director of Expansion for 1 year, Executive Director of Marketing for approximately 3 years. He has over 27 years of experience and, before joining the educational sector, he built a career in the areas of Finance, Planning, Strategy, Marketing and Customer Relations, with tenures in companies such as Wilson Sports, Motorola, SKY, Microsoft and GetNet.

Jeferson Altenhofen Ortiz	Mr. Ortiz currently serves as a Vice President of Youth and Adult Education at Cogna. He holds a degree in Physics from the Federal University of Santa Maria, a master’s degree and a Ph.D. in Astrophysics from the State University of Campinas (UNICAMP), a post-doctoral degree in Particle Astrophysics from the University of São Paulo (USP), and an MBA from Fundação Dom Cabral. Mr. Ortiz began his career at Cogna as a research professor at Anhanguera Educacional, later serving as General Manager of Graduate Programs, Regional Director of Operations, and Director of Distance Education from 2003 to 2014. Following the acquisition of Anhanguera by Kroton in 2015, he served as Director of Distance Learning Development and Planning and as Senior Director of

Operations of Kroton Digital, prior to becoming Vice President of Operations of Kroton.

As of September 16, 2025, directors and executive officers of Purchaser held, directly or indirectly, an aggregate of 130,435 Class A Common Shares issued by the Company.